                                   EXHIBIT 2

               AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER
               -------------------------------------------------

     THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated as of the 15th day of October, 1998, is made between AMERICAN SECURITY BANCSHARES, INC., Ville Platte, Louisiana, a Louisiana corporation ("ASB"), HANCOCK HOLDING COMPANY, Gulfport, Mississippi, a Mississippi corporation ("HHC"), American Security Bank of Ville Platte, Ville Platte, Louisiana, a Louisiana state bank ("Bank"), and Hancock Bank of Louisiana, Baton Rouge, Louisiana, a Louisiana state bank ("Hancock Bank").

     The Boards of Directors of ASB, HHC, Bank and Hancock Bank have duly approved this Agreement and have authorized the execution hereof by their respective Presidents. ASB and Bank have directed that this Agreement be submitted to a vote of their shareholders, in accordance with Part XI of the Louisiana Business Corporation Law ("LCL"), and Section 6:352 of the Louisiana Banking Laws ("LBL"), respectively, and the terms of this Agreement.

     In consideration of their mutual promises and obligations, the parties hereto adopt and make this Agreement for the merger of ASB with and into HHC and the merger of Bank with and into Hancock Bank and prescribe the terms and conditions of such mergers and the mode of carrying them into effect, which shall be as follows:


                                   ARTICLE 1
                                  DEFINITIONS
                                  -----------
     Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meaning to be equally applicable to both the singular and plural forms of the terms defined):

     1.1 "Agreement" shall mean this Amended and Restated Agreement and Plan of Merger by and between ASB, HHC, Bank, and Hancock Bank and any amendments thereto. References to Articles, Sections, Schedules and the like refer to the Articles, Sections, Schedules and the like of this Agreement unless otherwise indicated.

     1.2 "Bank" means American Security Bank of Ville Platte, a Louisiana banking corporation duly chartered on January 9, 1956 organized and existing under and pursuant to the laws of the State of Louisiana and maintaining its principal place of business and registered address at 126 E. Main Street, in Ville Platte, Evangeline Parish, Louisiana 70586.

     1.3 "Business Day" shall mean a day on which Hancock Bank is open for business and which is not a Saturday, Sunday or legal bank holiday.

     1.4 "ASB" means ASB, a corporation duly chartered on January 15, 1985, organized, and existing under and pursuant to the laws of the State of Louisiana; maintaining its principal place of business at 126 E. Main Street in Ville Platte, Evangeline Parish, Louisiana; and is a bank holding company within the meaning of the Bank Holding Company Act of 1956, as amended.

     1.5 "Closing" The closing (the "Closing") of the transactions contemplated herein will take place at a place and on a date that is mutually agreed to by the parties ("Closing Date") that is within five (5) days following the later of the date of receipt of all applicable regulatory approvals relating to the transactions contemplated herein, the expiration of all applicable statutory and regulatory waiting periods relative thereto, the date the Registration Statement (the "Registration Statement") filed with the SEC is declared effective, the date the ASB shareholders approve the Agreement, or such earlier or later date as may be agreed to by the parties. At the Closing the parties shall each deliver to the other such evidence of the satisfaction of the conditions to the Mergers (as defined in Section 2.1 hereof) as may reasonably be required (including material required to be delivered under this Agreement).

     1.6 "Effective Date" Immediately upon consummation of the Closing, or on such other later date as the parties hereto may agree, the Company Merger Agreement (as defined in Section 2.1 hereof) shall be certified, executed, acknowledged and delivered to the Secretary of State of the State of Louisiana (the "Secretary") for filing pursuant to and in accordance with the provisions of Section 12:112 of the LCL. The Company Merger shall become effective as of the date and time of issuance by the Secretary of a Certificate of Merger relating to the Company Merger.

     Immediately upon consummation of the Closing, or on such other later date as the parties hereto may agree, the Bank Merger Agreement (as defined in Section 2.1 hereof) shall be certified, executed, acknowledged and delivered to the Louisiana Office of Financial Institutions (the "OFI") for filing pursuant to and in accordance with the provisions of Section 6:352 of the LBL. The Bank Merger shall become effective as of the date and time specified or permitted by the OFI in a Certificate of Merger or other written record issued by the OFI.

     1.7 "FDIC" means that agency of the United States of America known as the Federal Deposit Insurance Corporation, or any successor United States governmental agency which insures deposits of commercial banks.

     1.8 "FRB" means that agency of the United States of America which acts in the capacity of a governmental central bank known as the Federal Reserve System represented by actions of its Board of Governors, having regulatory authority over bank holding companies, or any successor United States governmental agency performing the function of exercising such regulatory authority.

     1.9 "HHC" means Hancock Holding Company, a corporation duly chartered, organized and existing under and pursuant to the laws of the State of Mississippi; maintaining its principal place of business at One Hancock Plaza, in Gulfport, Harrison County, Mississippi; and is a bank holding company within the meaning of the Bank Holding Company Act of 1956, as amended.

     1.10 "Hancock Bank" means Hancock Bank of Louisiana, a Louisiana banking corporation, duly chartered, organized and existing under and pursuant to the laws of the State of Louisiana and maintaining its principal place of business at One American Place in Baton Rouge, East Baton Rouge Parish, Louisiana.

     1.11 "OFI" means the Office of Financial Institutions of the State of Louisiana having regulatory authority over Hancock Bank and Bank or any successor Louisiana governmental agency exercising such regulatory authority.

     1.12 "Party" shall mean HHC, Hancock Bank, ASB, or Bank and "Parties" shall mean HHC, Hancock Bank, ASB and Bank.

     1.13 "Person" shall mean any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

     1.14 "SEC" means that agency of the United States of America known as the Securities and Exchange Commission.


                                   ARTICLE 2
                        THE MERGERS AND RELATED MATTERS
                        -------------------------------

     2.1 Mergers. On the Effective Date, ASB shall be merged with and into HHC under the Articles of Incorporation of HHC, pursuant to the provisions of this Agreement, the provisions of and with the effect provided in, Part XI of the LCL (the "Company Merger") and the Company Merger Agreement in substantially the form of Exhibit A hereto (the "Company Merger Agreement"). On a date following the Effective Date of the Company Merger on a date determined by HHC, the Bank shall be merged with and into Hancock Bank under the Articles of Incorporation of Hancock Bank, pursuant to the provisions of this Agreement, the provisions of and with the effect provided in Section 6:355 of the LBL (the "Bank Merger" and together with the Company Merger, the "Mergers") and the Bank Merger Agreement in substantially the form of Exhibit B hereto (the "Bank Merger Agreement" and, together with the Company Merger Agreement, the "Merger Agreements"). The Parties expect that the Mergers will further certain of their business objectives, including, and without limitation, the expansion of operations as a financial institution.

     2.2  The Closing.

          a. The closing of the Company Merger (the "Closing") will take place, assuming satisfaction or waiver of each of the conditions set forth in
     Article 8 hereof, on the date provided in Section 1.5.

          b. At the Closing (i) ASB, Bank, HHC and Hancock Bank shall each provide to the other such proof or other indication of satisfaction of the conditions set forth in Article 8 as the party whose obligations are conditioned upon such satisfaction may reasonably request, (ii) the certificates, letters and opinions required by Article 8 shall be delivered, (iii) the appropriate officers of the parties shall complete the execution,

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

     acknowledgment and delivery of the Company Merger Agreement and (iv) the parties shall take such further action as is required to consummate the transactions contemplated by this Agreement and the Company Merger Agreement.

     2.3 Effect of Company Merger. Upon consummation of the Company Merger, the separate corporate existence of ASB shall cease and HHC shall continue as the surviving corporation. The name of HHC, as the surviving corporation, shall by virtue of the Company Merger remain unchanged. On the Effective Date, as hereinabove provided, all of the assets and property of every kind and character, real, personal and mixed, tangible and intangible, choses in action, rights, and credits then owned by ASB, or which would inure to it, shall immediately by operation of law and without any conveyance or transfer or without any further action or deed, be vested in and become the property of HHC, which shall have, hold, and enjoy the same in its own right as fully and to the same extent as the same were possessed, held, and enjoyed by ASB prior to such merger, and HHC shall be deemed to be and shall be a continuation of the original entities and all of the rights and obligations of ASB shall remain unimpaired, and HHC, on the Effective Date of the Company Merger shall succeed to all such rights, obligations, duties and liabilities connected therewith.

     2.4 Effect of Bank Merger. Upon consummation of the Bank Merger, the separate corporate existence of Bank shall cease and Hancock Bank shall continue as the surviving corporation. The name of Hancock Bank, as the surviving corporation, shall by virtue of the Bank Merger remain unchanged. On the Effective Date, as hereinabove provided, all of the assets and property of every kind and character, real, personal and mixed, tangible and intangible, choses in action, rights, and credits then owned by Bank, or which would inure to it, shall immediately by operation of law and without any conveyance or transfer or without any further action or deed, be vested in and become the property of Hancock Bank, which shall have, hold, and enjoy the same in its own right as fully and to the same extent as the same were possessed, held, and enjoyed by Bank prior to such merger; and Hancock Bank shall be deemed to be and shall be a continuation of the original entities and all of the rights and obligations of Bank shall remain unimpaired, and Hancock Bank, on the Effective Date of the Bank Merger shall succeed to all such rights, obligations, duties and liabilities connected therewith.

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

                                   ARTICLE 3
                              CONVERSION OF STOCK
                              -------------------

     3.1  Conversion of ASB Stock and Bank Stock.

          a. On the Effective Date of the Company Merger, each share of the Common Stock, $3.33 par value, of HHC ("HHC Common Stock") issued and outstanding immediately prior to the Effective Date shall remain outstanding and shall represent one share of Common Stock, $3.33 par value, of HHC.

          b. Except for shares of ASB Common Stock as to which dissenter's rights have been perfected and not withdrawn or otherwise forfeited under
     Section 131 of the LBCL and subject to the provisions of Section 3.2d relating to fractional shares on the Effective Date of the Company Merger, each share of ASB Common Stock outstanding immediately following the Company Merger shall be converted into (i) 13.8651 shares of HHC Common Stock and (ii) the right to receive $285.22 in cash (the "Cash Payment"); provided, however, that any holder of 25 or fewer shares of ASB Common Stock ("De Minimus Holdings") shall be entitled to receive a cash payment of $950.75 per ASB share (the "De Minimus Holdings Cash Payment").

          c. On the effective date of the Bank Merger, each share of Common Stock, $10.00 par value, of Bank ("Bank Common Stock") issued and outstanding immediately prior to the effective date, shall be canceled.

     3.2 Exchange of Certificates Representing ASB Common Stock and Bank Common Stock.

          a. As of the Effective Date, HHC shall deposit, or shall cause to be deposited, with Hancock Bank Trust Department, as exchange agent (the "Exchange Agent"), for the benefit of the holders of shares of ASB Common Stock, for exchange in accordance with this Article 3, certificates representing the shares of HHC Common Stock and cash (such certificates for shares of HHC Common Stock and cash being hereinafter referred to as the "Exchange Fund") to be issued pursuant to Section 3.1 and paid pursuant to this Section 3.2 in exchange for outstanding shares of ASB Common Stock.

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

          b. Within ten business days of the Effective Date, HHC shall cause the Exchange Agent to mail to each holder of record of a Certificate or Certificates (other than those representing Bank Common Stock held by ASB or other than those representing shares with respect to which the holder thereof has perfected appraisal rights under the LCL and has not subsequently lost, withdrawn or forfeited such rights) (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as HHC may reasonably specify and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of HHC Common Stock, and the Cash Payment, and cash in lieu of fractional shares or the De Minimus Holdings Cash Payment. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor either (x) a check representing the De Minimus Holdings Cash Payment or (y) a certificate representing that number of whole shares of HHC Common Stock and a check representing the amount of cash, including the Cash Payment and cash in lieu of fractional shares, if any, which such holder has the right to receive in respect of the Certificate surrendered pursuant to Section 3.1(b), after giving effect to any required withholding tax, and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on the value of any HHC Common Stock or cash payable to holders of Certificates. In the event of a transfer of ownership of ASB Common Stock which is not registered in the transfer records of ASB, either
     (x) a check representing the De Minimus Holdings Cash Payment or (y) a certificate representing the proper number of shares of HHC Common Stock, together with a check for the cash to be paid in lieu of fractional shares, may be issued to such a transferee if the Certificate representing such ASB Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

          c. Notwithstanding any other provisions of this Agreement, no dividends on HHC Common Stock shall be paid with respect to any shares of ASB Common Stock represented by a Certificate until such Certificate is surrendered for exchange as provided herein. Subject to the effect of applicable laws, following surrender of any such Certificate except for holders of De Minimus Holdings who shall be paid the De Miniumus Holdings Cash Payment, there shall be paid to the holder of the certificates representing whole shares of HHC Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Date theretofore payable with respect to such whole shares of HHC Common Stock and not paid, less the amount of any withholding taxes which may be required thereon, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Date but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of HHC Common Stock, less the amount of any withholding taxes which may be required thereon.

          d. On or after the Effective Date, there shall be no transfers on the stock transfer books of ASB of the shares of ASB Common Stock which were outstanding immediately prior to the Effective Date. If, after the Effective Date, Certificates are presented to HHC, they shall be canceled and exchanged for either (x) the De Minimus Holdings Cash Payment, or for
     (y) certificates for shares of HHC Common Stock and cash, including Cash Payments and cash in lieu of fractional shares, if any, deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Article 3. Certificates surrendered for exchange by any person constituting an "affiliate" of ASB or Bank for purposes of Rule 145(c) under the Securities Act of 1933 (the "Securities Act") shall not be exchanged until HHC has received a written agreement from such person as provided in Section 5.9.

          e. No fractional shares of HHC Common Stock shall be issued pursuant hereto. In lieu of the issuance of any fractional share of HHC Common Stock pursuant to Section 3.1(b), cash adjustments will be paid to holders in respect of any fractional share of HHC Common Stock that would otherwise be issuable, and the amount of such cash adjustment shall be equal to such fractional proportion of $48.00.

          f. Any portion of the Exchange Fund (including the proceeds of any investments thereof and any shares of HHC Common Stock) that remains unclaimed by the former stockholders of ASB one year after the Effective Date shall be delivered to HHC. Any former stockholders of ASB who have not theretofore complied with this Article 3 shall thereafter look only to HHC for payment in respect of their shares, in any event without any interest thereon.

          g. None of HHC, ASB, Hancock Bank, Bank, the Exchange Agent or any other person shall be liable to any former holder of shares of ASB Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

          h. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by HHC, the posting by such person of a bond in such reasonable amount as HHC may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate either (x) the De Minimus Holdings Cash Payment or (y) the shares of HHC Common Stock, Cash Payment and cash in lieu of fractional shares, and unpaid dividends and distributions on shares of HHC Common Stock as provided in Section 3.2(c), deliverable in respect thereof pursuant to this Agreement.

     3.3 Adjustment of Exchange Ratio. In the event that, subsequent to the date of this Agreement but prior to the Effective Date, ASB, Bank, or HHC changes the number of shares of ASB Common Stock, Bank Common Stock or HHC Common Stock, respectively, issued and outstanding as a result of a stock split, reverse stock split, stock dividend, recapitalization or other similar transaction, the HHC Common Stock, Cash Payment and De Minimus Holdings Cash Payment amounts set forth in Section 3.1b shall be appropriately adjusted.


                                   ARTICLE 4
                          ACCOUNTING AND TAX MATTERS
                          --------------------------

     4.1 Accounting Treatment. It is intended by the Parties hereto, that the Mergers will qualify for purchase accounting treatment under generally accepted accounting principles.

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

     4.2 Tax Consequences. It is the intention of the Parties hereto, that the Mergers shall constitute reorganizations within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement shall constitute a "plan of merger" for purposes of Section 368 of the Code.

     4.3 Accounting and Tax Representations. Each Party hereto represents and warrants that the statements made with respect to it in the Statement of Representations attached hereto on Schedule 4.3 and made a part hereof, are true and correct as of the date hereof and will be true and correct on the Effective Date.


                                   ARTICLE 5
                        ASB'S COVENANTS AND AGREEMENTS
                        ------------------------------

     5.1 Operation of Business. Between the date hereof and the Effective Date, or until the termination of this Agreement, ASB covenants and agrees that it will operate its business solely in the ordinary course consistent with prudent business practices and in compliance with all applicable laws, regulations and rules; and, ASB will cause the Bank to operate its business solely in the ordinary course consistent with prudent business practices and in compliance with all applicable laws, regulations and rules; and without prior written consent of HHC, ASB will not, and ASB will cause Bank not to:

          a. Amend or otherwise change its respective articles of incorporation or bylaws (except to the extent required in order to effect the Mergers as contemplated herein), as each such document is in effect on the date hereof;

          b. Issue or sell, or authorize for issuance or sale, the shares of ASB or Bank or any additional shares of any class of capital stock of ASB or Bank (except to the extent required to effect the Mergers as contemplated herein);

          c. Issue, grant, or enter into any subscription, option, warrant, right, convertible security, or other agreement or commitment of any character obligating ASB or Bank to issue securities;

          d. Declare, set aside, make, or pay any dividend or other distribution with respect to its capital stock except (i) dividends to ASB shareholders in the aggregate amount per share of (A) $29.00 times a fraction the denominator of which is 12 and the numerator of which is the number of whole months between December 31, 1997, and the Effective Date of the Company Merger minus the number of whole months in respect of which dividends are paid pursuant to clause (B), plus (B), if the Effective Date of the Company Merger occurs after the record date for the payment of dividends on the Common Stock of HHC declared with respect to periods after December 31, 1998, an amount per share equal to the amount per share that shareholders of ASB would have received had they been shareholders of HHC on and after such record date, and (ii) dividends from the Bank to ASB consistent with past practices and to enable ASB to pay the shareholder dividends permitted hereby, to pay the change of control amounts described herein, and to pay the expenses related to the transactions contemplated hereby.

          e. Redeem, purchase, or otherwise acquire, directly or indirectly, any of its capital stock respectively;

          f. Authorize any capital expenditure(s) which, individually or in the aggregate, exceed $20,000 other than in connection with the branch relocations described on Schedules 5.4(h) and 5.4(m);

          g. Extend any new, or renew any existing, loan, credit, lease, or other type of financing which individually exceeds $250,000 or renew any such type of financing which individually exceeds $100,000 and does not meet Bank's loan policy requirements except in connection with the workout of loans;

          h. Except in the ordinary course of business, sell, pledge, dispose of, or encumber, or agree to sell, pledge, dispose of, or encumber, any assets of ASB or Bank;

          i. Excluding normal and customary banking transactions, incur any indebtedness for borrowed money, issue any debt securities, or enter into or modify any contract, agreement, commitment, or arrangement with respect thereto;

          j. Impose or suffer the imposition, on any share of stock held by ASB in the Bank, of any material lien, charge, or encumbrance, or permit any such lien to exist;

          k. Establish or add any automated teller machines or branch or other banking offices other than as set forth on any of the schedules to this Agreement;

          l. Acquire (by merger, consolidation, lease or other acquisition of stock, ownership interests or assets) any corporation, partnership, or other business organization or division thereof, or enter into any contract, agreement, commitment, or arrangement with respect to any of the foregoing, except to the extent required in order to effect the Mergers as

                                       11
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     contemplated herein and except in the ordinary course of business in connection with foreclosures or similar actions;

          m. Enter into, extend, or renew any lease for office or other space other than as contemplated in the schedules to this Agreement;

          n. Except as required by law, enter into, adopt or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment, or other employee benefit plan, agreement, trust, fund, or arrangement for the benefit or welfare of any officer, employee or representative of ASB or Bank, other than as contemplated in the schedules to this Agreement; provided, however, at Closing ASB and Bank shall make the change in control payments in the total amount of $601,209.38 to the persons and in the amounts listed on Schedule 5.1.n.;

          o. Grant any increase in compensation to any director, officer, or employee or representative of ASB or Bank except in the ordinary course of business consistent with past practice other than as contemplated in the schedules to this Agreement; or

          p. Enter into, amend, or terminate any employment agreement, relationship or responsibilities with any director, officer, or key employee or representative of ASB or Bank, or enter into, amend, or terminate any employment agreement with any other person otherwise than in the ordinary course of business, or take any action with respect to the grant or payment of any severance or termination pay except as expressly consented to in writing by HHC, provided, however, prior to the Effective Date of the Company Merger, ASB and Bank shall terminate any and all employment contracts with the persons listed on Schedule 5.1.p. with no liability therefor on the part of ASB or Bank;

          q. Take any action or omit to take any action which would cause any of ASB's or Bank's representations or warranties to be untrue or misleading in any material respect (within the meaning of the first paragraph of Article 6) or any material covenant of ASB or Bank under this Agreement incapable of being performed; or

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

          r. Take any action that would materially and adversely affect the ability of any Party hereto to obtain the approvals necessary for consummation of the transactions contemplated hereby or that would materially and adversely affect ASB's ability to perform its material covenants and agreements hereunder;

          s.  Agree in writing or otherwise to do any of the foregoing.

     5.2 Preservation of Business. Between the date hereof and the Effective Date, ASB will, and will cause Bank to, use its best efforts to preserve its existing business and to keep its business organization intact, including its present relationships with its employees and customers and others having business relations with it, except that ASB and Bank need not attempt to preserve its relationship with LYNK.

     5.3 Insurance. Pending the Closing, ASB shall cause the real property owned by ASB and Bank to be insured reasonably against all insurable risks under policies with reasonable deductibles and in full compliance with any co-insurance provision.

     5.4 Stockholders' Meeting. ASB will (i) take all steps necessary to call, give notice of, convene and hold a special meeting of its shareholders as soon as practicable for the purpose of approving this Agreement, the Merger agreements and the transactions contemplated hereby and for such other purposes as may be necessary or desirable, and (ii) cooperate and consult with HHC with respect to each of the foregoing matters. Said notice shall include notice of dissenter's rights, if any, and shall solicit stockholders' proxies in favor of this Agreement, and all notices shall be given in accordance with all applicable laws, regulations, and rules. Except as may be required by fiduciary obligations, ASB and the directors of ASB and the Bank listed on Schedule 5.4 will support and vote in favor of a stockholder resolution approving this Agreement.

     5.5 Property Transfers. From time to time, as and when requested by HHC and to the extent permitted by Louisiana law, the officers and directors of ASB and Bank last in office shall be authorized to execute and deliver such deeds and other instruments and shall take or cause to be taken such further or other actions as shall be necessary in order to vest or perfect in or to confirm of record or otherwise to HHC title to, and possession of, all the property, interests, assets, rights, privileges, immunities, powers, franchises, and authorities of ASB and Bank, and otherwise to carry out the purposes of this Agreement.

     5.6 ASB and Bank Financial and Other Reports. ASB shall (and shall cause Bank to) make available to HHC and Hancock Bank the following statements and other reports and documents:

          a. ASB's Consolidated Balance Sheets as of September 30, 1998 and 1997 (unaudited) and December 31, 1997, 1996 and 1995 (audited); Consolidated Statements of Income and Changes in Stockholders' Equity and Consolidated Statements of Cash Flows for the years ended December 31, 1997, 1996 and 1995 (audited) and Statements of Income for the nine-month periods ended September 30, 1998 and 1997 (unaudited) ("ASB Financial Statements");

          b. All correspondence with the OFI, the FDIC, the FRB and the Internal Revenue Service from January 1, 1997 through the date of Closing except as may be restricted by legal limitations); and

          c. Such additional financial or other information as may be required for the regulatory applications and Registration Statement in connection with the consummation of the Mergers (subject to any legal limitations).

     5.7 Due Diligence. In order to afford HHC access to such information as it may reasonably deem necessary to perform any due diligence review with respect to the assets of ASB and Bank to be acquired as a result of the Mergers, ASB shall (and shall cause the Bank to), upon reasonable notice, afford HHC and its officers, employees, counsel, accountants, and other authorized representatives access, during normal business hours throughout the period prior to the Effective Date, to all of its and the Bank's properties; books, contracts, commitments, loan files, litigation files and records (including, but not limited to, the minutes of the Boards of Directors of ASB and the Bank and all committees thereof), and it shall (and shall cause the Bank to), upon reasonable notice and to the extent consistent with applicable law, furnish promptly to HHC such information as HHC may reasonably request to perform such review. All information obtained by HHC shall be subject to the Confidentiality Agreement heretofore executed.

     5.8 No Solicitation. Prior to the Effective Date, neither ASB nor Bank shall authorize or knowingly permit any of their officers, directors, employees, representatives, agents or other persons controlled by ASB or Bank to directly or indirectly, encourage or solicit or, hold any discussions or negotiations with, or provide any information to, any persons, entity or group concerning any merger, consolidation, sale of substantial assets, sale of shares of capital stock or similar transactions involving, directly or indirectly, ASB or Bank except as contemplated by this Agreement or as required by fiduciary obligations. ASB and Bank shall promptly communicate to HHC the identity and terms of any proposal which they may receive with respect to any such transaction.

     5.9 Affiliates. ASB, Bank and HHC shall cooperate and use their best efforts to identify those persons who may be deemed to be "affiliates" of ASB or Bank within the meaning of Rule 145(c) or Rule 144 (as applicable) under the Securities Act. ASB and Bank shall use its best efforts to cause each person so identified to deliver to HHC, not later than twenty (20) days after execution of this Agreement, a written agreement in substantially the form set forth in Exhibit C attached hereto. HHC shall be entitled to place appropriate legends on the certificates evidencing shares of HHC Common Stock to be received pursuant to this Agreement by such affiliates and to issue appropriate stop transfer instructions to the transfer agent for HHC Common Stock.


                                   ARTICLE 6
                     ASB'S REPRESENTATIONS AND WARRANTIES
                     ------------------------------------

     ASB represents and warrants to HHC and Hancock Bank as follows: for purposes of this Agreement, except in Section 6.1 and where the context requires otherwise, any reference to ASB in this Article 6 shall be deemed to include ASB and Bank and any reference to "material," material adverse effect or a similar standard shall refer to the financial condition, operations or other aspects of ASB and Bank taken as a whole, except that no reduction of earnings for stockholders' equity of ASB or Bank shall be considered material unless such reduction is 10% or more of earnings for the comparable period after eliminating any earnings as a consequence of LYNK, or 10% or more of stockholders' equity at September 30, 1998.

     6.1 Organization and Authority. Each of ASB and Bank is a corporation or bank duly organized, validly existing and in good standing under the laws of the State of Louisiana and each of ASB and

Bank has the corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted.

     6.2 Authorization. The execution, delivery and performance of this Agreement by ASB and Bank and the consummation of the transactions contemplated hereby have been duly authorized by the Boards of Directors of ASB and Bank, subject to regulatory approval. No other corporate proceedings on the part of ASB or Bank are necessary to authorize consummation of this Agreement, except for the approval of the transaction by ASB's and Bank's stockholders, and the performance by ASB and Bank of the terms hereof. This Agreement is a valid and binding obligation of ASB and Bank enforceable against ASB and Bank in accordance with its terms except as may be limited by applicable bankruptcy, insolvency, reorganization or moratorium or other similar laws affecting creditors' rights generally and except that the availability of equitable remedies is within the discretion of the appropriate court and except that it is subject to approval by its stockholders and applicable regulatory agencies.

     Neither the execution, delivery or performance of this Agreement by ASB, nor the consummation of the transactions contemplated hereby, nor compliance by ASB with any of the provisions hereof, will (a) in any material respect violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration, or the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of ASB or Bank under any terms, conditions or provisions of (i) ASB's or Bank's Charter or Bylaws or other charter documents of ASB or Bank or (ii) any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which ASB or Bank is a party or by which ASB or Bank may be bound, or to which ASB or Bank or the properties or assets of it may be subject, or (b) violate in any material respect any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to ASB or Bank or any of its properties or assets.

     6.3 Capital Structure of ASB. As of the date hereof, the authorized capital of ASB consists solely of 90,000 shares of common stock of the par value of $10.00 each and no preferred stock. As of the date hereof 48,467 shares of such authorized common stock were issued and outstanding. The outstanding shares of capital stock of

ASB are validly issued and outstanding, fully paid and nonassessable. There are no outstanding options, conversion rights, warrants, calls, rights, commitments or agreements to issue any form of stock or other security of ASB. There are no outstanding obligations or commitments to purchase, redeem or otherwise acquire any outstanding shares of common stock of ASB.

     6.4 Ownership of Other Organizations. ASB does not own, directly or indirectly, five percent (5%) or more of the outstanding capital stock or other voting securities of any corporation, bank, or other organization except the Bank. The presently authorized capital of the Bank consists solely of 90,000 shares of common stock of the par value of $10.00 each and no preferred stock. As of the date hereof, 48,867 shares of common stock were issued and outstanding. The outstanding shares of capital stock of the Bank are validly issued and outstanding, fully paid and, nonassessable and, all of such shares are owned by ASB, free and clear of all liens, claims and encumbrances (except as provided in Section 262 of the LBL).

     6.5 ASB Financial and Other Reports. ASB has made available to HHC true and correct copies of (a) the consolidated balance sheets as of December 31, 1997, 1996 and 1995 of ASB and its consolidated subsidiaries and the related consolidated statements of income, changes in shareholders' equity and cash flows for the respective years then ended, the related notes thereto, and the report of its independent public accountants with respect thereto (the "ASB Audited Financial Statements"), (b) the unaudited balance sheets as of September 30, 1998 and 1997 of ASB and its consolidated subsidiaries and the related consolidated statements of income, changes in shareholders' equity and cash flows for the nine-month periods then ended and the related notes thereto (the "ASB Unaudited Financial Statements"), and (c) all correspondence between ASB, Bank including its electronic banking division (the "ASB Consolidated Group") and the OFI, the FDIC, the FRB, the SEC and the Internal Revenue Service since January 1, 1997, except as may be prohibited by law. ASB's Financial Statements
(i) have been prepared in accordance with generally accepted accounting principles, consistently applied, and (ii) present fairly the consolidated results of operations of the ASB Consolidated Group for the periods covered thereby and the consolidated financial condition of the ASB Consolidated Group as of the dates thereof. The latest balance sheet forming part of the ASB Unaudited Financial Statements is referred to herein as the "ASB Latest Balance Sheet."

     6.6 No Material Adverse Change. Since the date of the ASB Latest Balance Sheet, there has been no event or condition of any character (whether actual, or to the knowledge of ASB or the Bank, threatened or contemplated) that has had or can reasonably be anticipated to have, a material adverse effect on the financial condition, results of operations, business or prospects of ASB and the Bank, taken as a whole, excluding changes in laws or regulations that affect banking institutions generally, and excluding the consequences of terminating its LYNK relationship.

     6.7 Tax Liability. The amounts set up as liabilities for taxes in the ASB Financial Statements are sufficient for the payment of all respective taxes which in its aggregate are material (including, without limitation, federal, state, local, and foreign excise, franchise, property, payroll, income, capital stock, and sales and use taxes) accrued in accordance with GAAP and unpaid at the respective dates thereof.

     6.8 Tax Returns: Payment of Taxes. All federal, state, local, and foreign tax returns (including, without limitation, estimated tax returns, withholding tax returns with respect to employees, and FICA and FUTA returns) required to be filed by or on behalf of ASB or the Bank have been timely filed or requests for extensions have been timely filed and granted and have not expired for periods ending on or before the date of the ASB Latest Balance Sheet, and all returns filed are complete and accurate to the best information and belief of their respective managements and all taxes shown on filed returns have been paid other than those returns or taxes that are not material. As of the date hereof, there is no audit, examination, deficiency or refund litigation or matter in controversy with respect to any taxes that might result in a determination materially adverse to ASB or the Bank except as reserved against in the ASB Audited or Unaudited Financial Statements. All taxes, interest, additions and penalties due with respect to completed and settled examinations or concluded litigation have been paid, and ASB's reserves for bad debts at December 31, 1996, as filed with the Internal Revenue Service were not greater than the maximum amounts permitted under the provisions of Section 585 of the Code.

     6.9 Litigation and Proceedings. Except as set forth on Schedule 6.9 hereto, no litigation, proceeding or controversy before any court or governmental agency is pending against ASB that in the opinion of its management is likely to have a material and adverse effect on the business, results of operations or financial condition of ASB and the Bank taken as a whole, and, to the best of its knowledge, no such litigation, proceeding or controversy has been threatened or is contemplated.

     6.10 Brokers' or Finders' Fees. Except for the engagement of Brown, Burke Capital Partners, Inc. pursuant to the engagement letter dated as of November 25, 1997, as amended, a copy of which has been provided to HHC, no agent, broker, investment banker, investment or financial advisor or other person acting on behalf of ASB or the Bank or under their authority is entitled to any commission, broker's or finder's fee from any of the Parties hereto in connection with any of the transactions contemplated by this Agreement. The aggregate amount of consideration to be paid Brown, Burke Capital Partners, Inc. in connection with the transactions contemplated by this Agreement shall not exceed the consideration provided in such engagement letter.

     6.11 Contingent Liabilities. Except as disclosed on Schedule 6.11 hereto or as reflected in the ASB Audited or Unaudited Financial Statements and except in the case of the Bank for unfunded loan commitments made in the ordinary course of business consistent with past practices, since the date of the ASB Latest Balance Sheet neither ASB nor the Bank has any obligation or liability (contingent or otherwise) that was material, or that when combined with all similar obligations or liabilities would have been material, to ASB and the Bank taken as a whole and there does not exist a set of circumstances resulting from transactions effected or events occurring prior to, on, or after the date of the ASB Latest Balance Sheet or from any action omitted to be taken during such period that, to the knowledge of ASB, could reasonably be expected to result in any such material obligation or liability.

     6.12  Title to Assets; Adequate Insurance Coverage.

     Except as described on Schedule 6.12:

          a. As of the date of the ASB Latest Balance Sheet, ASB and the Bank had, and except with respect to assets disposed of for adequate consideration in the ordinary course of business since such date, now have, good and merchantable title to all real property and good and merchantable title to all other material properties and assets reflected in the ASB Latest Balance Sheet, free and clear of all mortgages, liens, pledges, restrictions, security interests, charges and encumbrances of any nature except for (i) mortgages and encumbrances which secure indebtedness which is properly reflected in the ASB Audited or Unaudited

     Financial Statements or which secure deposits of public funds as required by law; (ii) liens for taxes accrued by not yet payable; (iii) liens arising as a matter of law in the ordinary course of business with respect to obligations incurred after the date of the ASB Latest Balance Sheet, provided that the obligations secured by such liens are not delinquent or are being contested in good faith; (iv) such imperfections of title and encumbrances, if any, as do not materially detract from the value or materially interfere with the present use of any of such properties or assets or the potential sale of any such owned properties or assets; and
     (v) capital leases and leases, if any, to third parties for fair and adequate consideration. ASB and the Bank own, or have valid leasehold interests in, all material properties and assets, tangible or intangible, used in the conduct of its business. Any real property and other material assets held under lease by ASB or the Bank are held under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made or proposed to be made by HHC in such lease of such property.

          b. Except as disclosed on Schedule 6.12 with respect to each lease of any real property or a material amount of personal property to which ASB or the Bank is a party, except for financing leases in which ASB or the Bank is lessor, (i) such lease is in full force and effect in accordance with its terms; (ii) all rents and other monetary amounts that have been due and payable thereunder have been paid; (iii) there exists no default or event, occurrence, condition or act which with the giving of notice, the lapse of time or the happening of any further event, occurrence, condition or act would become a default under such lease; and (iv) the Company Merger will not constitute a default or a cause for termination or modification of such lease.

          c. Neither ASB nor the Bank has any legal obligation, absolute or contingent, to any other person to sell or otherwise dispose of any substantial part of its assets or to sell or dispose of any of its assets except in the ordinary course of business consistent with past practices.

          d. To the knowledge and belief of its management, the policies of fire, theft, liability and other insurance maintained with respect to the assets or businesses of ASB and the Bank provide adequate coverage against loss and the fidelity bonds in effect as to which ASB or the Bank is named insured meet the applicable standards of the American Bankers Association.

     6.13 Liabilities. To the best knowledge and belief of its management, all liabilities of ASB and Bank were, and will be created, for good, valuable and adequate consideration in accordance with prudent business standards and in substantial compliance with all laws, regulations and rules and the accounts or evidence of ownership of accounts are and will be genuine, true, valid and enforceable in accordance with their written terms. Neither ASB nor Bank has agreed to any modification or extension of accounts or account terms or otherwise made any agreements regarding such accounts except as disclosed in writing on the books and records of ASB or Bank or which are not material; and ASB and Bank have no knowledge of any claim of ownership to any account other than as shown on the written ownership records of ASB and Bank for each account, and ASB and Bank have no knowledge of any alleged improper or wrongful withdrawal or payment of any such account.

     6.14 Loans. To the best knowledge and belief of its management, each loan reflected as an asset of ASB in the ASB Latest Balance Sheet, or acquired since that date, is the legal, valid, and binding obligation of the obligor named therein, enforceable in accordance with its terms, and no loan is subject to any asserted defense, offset or counterclaim known to ASB, except as disclosed in writing to HHC on or prior to the date hereof.

     6.15 Allowance for Loan Losses. The allowances for possible loan losses shown on the ASB Latest Balance Sheet are adequate in all material respects under the requirements of GAAP to provide for possible losses, net of recoveries, relating to loans previously charged off, on loans outstanding (including accrued interest receivable) as of the date of the ASB Latest Balance Sheet and each such allowance has been established in accordance with GAAP.

     6.16 Investments. Except for investments classified as held-to-maturity as prescribed under the Financial Accounting Standards Board Statement Number 115, and pledges to secure public or trust deposits, none of the investments reflected in the ASB Financial Statements under the heading "Investment Securities," and none of the investments made by ASB or the Bank since the date of the ASB Latest Balance Sheet, and none of the assets reflected in the ASB Financial Statements under the heading "Cash and Due From Banks," is subject to any restriction, whether contractual or statutory, that materially impairs the ability of ASB or the Bank freely to dispose of such investment at any time except as disclosed in Schedule 6.16. With respect to all repurchase agreements to which ASB or the Bank is a party, ASB or the Bank, as the case may be, has a valid, perfected first lien or security interest in the government securities or other collateral securing each such repurchase agreement which equals or exceeds the amount of debt secured by such collateral under such agreement.

     6.17 Information for Registration and Proxy Statements. None of the information supplied or to be supplied by ASB for inclusion in (a) the Registration Statement to be filed by HHC with the SEC (b) the Notice of Meeting and Proxy Statement to be mailed by ASB to its stockholders in connection with the meeting referred to in Section 5.4 hereof (the "Proxy Statement"), and (c) any other documents to be filed with the SEC or any regulatory agency in connection with the transactions contemplated hereby will, as amended or supplemented at the time the Registration Statement is filed with the SEC or at the time it becomes effective, at the time the Proxy Statement is mailed to holders of ASB's stock, as may be amended at the time of ASB Stockholders' Meeting, and at the time of filing of such other documents, respectively, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents, financial statements, or other information or materials which ASB and Bank shall provide for filing with the SEC and any regulatory agency in connection with the Mergers will comply with generally accepted accounting principles.

     6.18 Commitments and Contracts. Neither ASB nor Bank is a party or subject to any of the following (whether written or oral, express or implied):

          a. Except as listed on Schedule 5.1.p. attached hereto and with a complete copy provided to HHC, any employment contract (including any obligations with respect to severance or termination pay liabilities or fringe benefits) with any present or former officer, director, employee or consultant (other than those which are terminable at will by ASB or Bank);

          b. Except as listed on Schedule 5.1.n. attached hereto and with a complete copy provided to HHC, any plan or contract providing for any bonus, pension, option, deferred compensation, retirement payment, profit sharing or similar arrangement with respect to any present or former officer, director, employee or consultant; or

          c. Any contract not made in the ordinary course of business containing covenants which limit the ability of ASB or Bank to compete in any line of business or with any person or which involves any restriction of the geographical area in which, or method by which, ASB or Bank may carry on its respective business (other than as may be required by law or applicable regulatory authorities).

     6.19 Employee Plans. To the best of ASB's knowledge and belief, it, the Bank, and all "employee benefit plans," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), that cover one or more employees employed by ASB or the Bank:

               i. is in compliance with all laws, regulations, reporting and licensing requirements and orders applicable to its business or to such plan or any of its employees (because of such employee's activities on behalf of it), the breach or violation of which could have a material and adverse effect on such business; and

               ii. has received no notification from any agency or department of federal, state or local government or the staff thereof asserting that any such entity is not in compliance with any of the statutes, regulations or ordinances that such governmental authority enforces, or threatening to revoke any license, franchise, permit or governmental authorization, and is subject to no agreement with any such governmental authority with respect to its assets or business.

     6.20 Plan Liability. Except for liabilities to the Pension Benefit Guaranty Corporation pursuant to Section 4007 of ERISA, all of which have been fully paid in all material respects, and except for liabilities to the Internal Revenue Service under Section 4971 of the Code, all of which have been fully paid in all material respects, neither ASB nor the Bank has any liability to the Pension Benefit Guaranty Corporation or to the Internal Revenue Service with respect to any pension plan qualified under Section 401 of the Code.

     6.21 Vote Required. The affirmative vote of the holders of at least two-thirds of the voting power of ASB present, is the only vote of the stockholders of ASB necessary to approve the Company Merger and related transactions contemplated hereby. The affirmative vote of the holders of at least two-thirds of the voting power present is the only vote of the stockholders of Bank necessary to approve the Bank Merger and related transactions contemplated hereby.

     6.22 Continuity of Interest. To the best knowledge of ASB and Bank, there is no plan or intention by the ASB or Bank shareholders who own 1% or more of the ASB Common Stock or Bank Common Stock, and to the best of the knowledge of management of ASB and Bank, there is no plan or intention on the part of the remaining ASB or Bank shareholders to sell, exchange or otherwise dispose of a number of shares of HHC Common Stock, to be received in the Mergers that would reduce ASB or Bank stockholders' ownership of the HHC Common Stock to a number of shares having a value, as of the date of the Mergers, of less than 50% of the value of all of the formerly outstanding ASB or Bank Common Stock as of the same date. For purposes of this representation, shares of ASB or Bank Common Stock surrendered by dissenters or exchanged for cash in lieu of fractional shares of ASB or Bank Common Stock will be treated as outstanding ASB or Bank Common Stock on the date of the Mergers. Furthermore, shares of ASB or Bank Common Stock and shares of HHC Common Stock held by ASB or Bank stockholders and otherwise sold, redeemed, or disposed of prior to or subsequent to the Mergers are considered in this assumption. See Schedule 4.4 for additional representations regarding continuity of shareholder interest under Section 368(a)(1)(A) and Section 368(a)(2)(D) of the Code of 1986, as amended.

     6.23 Continuity of Business Enterprise. ASB operates at least one significant historic business line, namely, financial services, and owns at least a significant portion of its historic business assets within the meaning of Treasury Regulation Section 1.368-1(d).

     6.24 Environmental Matters. Except as set forth on Schedule 6.24; neither ASB nor the Bank nor, to the best knowledge of its management, any previous owner or operator of any properties at any time owned (including any properties owned or subsequently resold) leased, or occupied by ASB or the Bank or used by ASB or the Bank in their respective business ("ASB Properties") used, generated, treated, stored, or disposed of any hazardous waste, toxic substance, or similar materials on, under, or about ASB Properties except in compliance with all applicable federal, state, and local laws, rules and regulations pertaining to air and water quality, hazardous waste, waste disposal, air omissions, and other environmental matters ("Environmental Laws"). Neither ASB nor the Bank has received any notice of noncompliance with Environmental Laws, applicable laws, orders, or regulations of any governmental authorities relating to waste generated by any such party or otherwise or notice that any such party is liable or responsible for the remediation, removal, or clean-up of any site relating to ASB Properties.

     6.25 Accuracy of Information. To the best of ASB's and its officers' and directors' knowledge, all information furnished by ASB or Bank to HHC and Hancock Bank relating to the assets, liabilities, and this Agreement is accurate, and ASB has not omitted to disclose any information which is or would be material to this Agreement.

     6.26 Compliance with Laws and Contracts. To the best of ASB's and its officers' and directors' knowledge, neither ASB nor the Bank is in violation of any laws, regulations, or agreements to which it is a party and have failed to file any material reports required by any governmental or other regulatory body, in which violations or failure to file would have a material adverse effect on ASB and Bank as a whole.


                                   ARTICLE 7
          HHC'S REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS
          -----------------------------------------------------------

     HHC represents and warrants to ASB as follows: for purposes of this Agreement, except in Section 7.1 and where the context requires otherwise, any reference to HHC in this Article 7 shall be deemed to include HHC and Hancock Bank and any reference to "material," material adverse effect or a similar standard shall refer to the financial condition, operations or other aspects of HHC and its subsidiaries including Hancock Bank taken as a whole.

     7.1 Organization and Authority. Each of HHC and Hancock Bank is a corporation or bank duly incorporated, validly existing and in good standing under the laws of the State of Mississippi and Louisiana, respectively, and has the corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted.

     7.2 Shares Fully Paid and Non Assessable. The outstanding shares of capital stock of HHC are validly issued and outstanding, fully paid and nonassessable and all of such shares of Hancock Bank are owned directly or indirectly by HHC free and clear of all liens, claims, and encumbrances. The shares of HHC common stock to be issued in connection with the Mergers pursuant to this Agreement have been duly authorized and, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid, and nonassessable.

     7.3 Authorization. The execution, delivery and performance of this Agreement by HHC and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of HHC and Hancock Bank, subject to regulatory approval. No other corporate proceedings on the part of HHC are necessary to authorize the execution and delivery of this Agreement and the performance by HHC of the terms hereof. This Agreement is a valid and binding obligation of HHC enforceable against HHC in accordance with its terms except as may be limited by applicable bankruptcy, insolvency, reorganization or moratorium or other similar laws affecting creditors' rights generally and except that the availability of equitable remedies is within the discretion of the appropriate court and except that it is subject to approval of applicable regulatory agencies.

     7.4 No Material Adverse Change. Since the date of the ASB Latest Balance Sheet, there has been no event or condition of any character (whether actual, or to the knowledge of HHC or Hancock Bank, threatened or contemplated) that has had or can reasonably be anticipated to have, or that, if concluded or sustained adversely to HHC would reasonably be anticipated to have, a material adverse effect on the financial condition, results of operations, business or prospects of HHC or Hancock Bank excluding changes in laws or regulations that affect banking institutions generally.

     7.5 Loans. To the best knowledge and belief of its management, and management of Hancock Bank, each loan reflected as an asset of HHC in the unaudited consolidated balance sheet contained in HHC's quarterly report to shareholders for the period ended September 30, 1998, or acquired since that date, is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, and no loan is subject to any asserted defense, offset, or counterclaim known to HHC, except as disclosed on Schedule
7.5 hereto.

     7.6 Litigation. Except as disclosed on Schedule 7.6 hereto, no litigation, proceeding or controversy before any court or governmental agency is pending that in the opinion of its management is likely to have a material and adverse effect on the business, results of operations or financial condition of HHC and its subsidiaries taken as a whole, and, to the best of its knowledge, no such litigation, proceeding or controversy has been threatened or is contemplated.

     7.7 Contingent Liabilities. Except as disclosed on Schedule 7.7 hereto or reflected in the HHC reports filed with the SEC and except in the case of HHC's subsidiaries for unfunded loan commitments made in the ordinary course of business consistent with past practices, as of the date of the ASB Latest Balance Sheet, neither HHC nor any of its subsidiaries had any obligation or liability (contingent or otherwise) that was material, or that when combined with all similar obligations or liabilities would have been material, to HHC and its subsidiaries taken as a whole.

     7.8 Allowances for Possible Loan Losses. The allowances for possible loan losses shown on the balance sheet of HHC contained in the HHC reports filed with the SEC as of the date of the ASB Latest Balance Sheet, were or will be, as the case may be, adequate in all material respects under the requirements of GAAP to provide for possible loan losses, net of recoveries relating to loans previously charged off, on loans outstanding (including accrued interest receivable) as of the respective date of such balance sheet and such allowance has been or will have been established in accordance with GAAP. To the knowledge of HHC's and Hancock Bank's management, HHC is not likely to be required to materially increase the provision for loan losses between the date hereof and the Effective Date.

     7.9 Benefit Plans. To the knowledge and belief of HHC's senior management, HHC, each of its subsidiaries and all "employee benefit plans," as defined in Section 3(3) of ERISA, that cover one or more employees employed by HHC or any of its subsidiaries:

               i. is in compliance with all laws, regulations, reporting and licensing requirements and orders applicable to its business or to such plan or any of its employees (because such employee's activities on behalf of it), the breach or violation of which could have a material and adverse effect on such business; and

               ii. has received no notification from any agency or department of federal, state or local government or the staff thereof asserting that any such entity is not in compliance with any of the statutes; regulations or ordinances that such governmental authority enforces, or threatening to revoke any license, franchise or permit or governmental authorization, and is subject to no agreement or written understanding with any such governmental authorities with respect to its assets or business.

     7.10  RESERVED

     7.11  Year 2000 Compliance.  HHC and Hancock Bank are Year 2000 compliant.

     HHC covenants and agrees as follows:

     7.12 Conduct of Business. HHC agrees to operate its business solely in the ordinary course consistent with prudent business practices and in compliance with all applicable laws, regulations, and rules; but nothing herein shall be construed as limiting or restricting HHC in its assets, liability, or capital structure or limiting any action of HHC or its affiliates, nor shall anything in this Agreement be construed as limiting the future number and amount of outstanding shares of HHC stock pending consummation of the transactions contemplated hereby; provided however, that HHC and Hancock Bank shall not, and shall instruct their executive officers, directors, and control persons and any affiliates of any of the foregoing not to, effect any transactions in HHC Common Stock in violation of Regulation M of the Securities Exchange Act of 1934, as amended (the "Exchange Act") or otherwise for the purpose, or with the effect, of manipulating the trading price of HHC Common Stock.

     7.13 Due Diligence. In order to afford ASB access to such information as it may reasonably deem necessary to perform its due diligence review with respect to HHC and its assets in connection with the Mergers, HHC shall (and shall cause Hancock Bank to), (a) upon reasonable notice, afford ASB and its officers, employees, counsel, accountants and other authorized representatives, during normal business hours throughout the period prior to the Effective Date and to the extent consistent with applicable law, access to its premises, properties, books and records, and to furnish ASB and such representatives with such financial and operating data and other information of any kind respecting its business and properties as ASB shall from time to time reasonably request to perform such review, (b) furnish ASB with copies of all reports filed by HHC with the Securities and Exchange Commission ("SEC") throughout the period after the date hereof prior to the Effective Date promptly after such reports are so filed, and (c) promptly advise ASB of the occurrence before the Effective Date of any event or condition of any character (whether actual or to the knowledge of HHC, threatened or contemplated) that has had or can reasonably be anticipated to have, or that, if concluded or sustained adversely to HHC, would reasonable be anticipated to have, a material adverse effect on the financial condition, results of operations, business or prospects of its consolidated group as a whole.

     7.14  Registration Statement.

           a. HHC will prepare and file on Form S-4 a registration statement under the Securities Act (which will include the Proxy Statement) complying with all the requirements of the Securities Act applicable thereto, for the purpose, among other things, of registering the HHC Common Stock which will be issued to the holders of ASB Common Stock pursuant to the Mergers. HHC shall use its best efforts to cause the Registration Statement to become effective as soon as practicable, to qualify the HHC Common Stock under the securities or blue sky laws of such jurisdictions as may be required and to keep the Registration Statement and such qualifications current and in effect for so long as is necessary to consummate the transactions contemplated hereby.

           b. ASB's Consolidated Group shall cooperate in preparing the Registration Statement and the Proxy Statement, and will promptly furnish all such data and information relating to it as HHC may reasonably request for the purpose of including such data and information in the Registration Statement.

          c. HHC will indemnify and hold harmless each member of ASB's consolidated group and each of their respective directors, officers, agents and other persons, if any, who control ASB within the meaning of the Securities Act from and against any losses, claims, damages, liabilities or judgments, joint or several, to which they or any of them may become subject under the Securities Act or any state securities or blue sky laws or otherwise, insofar as such losses, claims, damages, liabilities, or judgements (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, or in any amendment or supplement thereto, or in any state application for qualification, permit, exemption or registration as a broker/dealer, or in any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse each such person for any legal or other expenses reasonably incurred by such person in connection with investigating or defending any such action or claim; provided, however, that HHC shall not be liable, in any such case, to the extent that any such loss, claim, damage, liability, or judgment (or action in respect thereof) arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in the Registration Statement, or any such amendment or supplement thereto, or in any such state application, or in any amendment or supplement thereto, in reliance upon and in conformity with information furnished in writing to HHC by ASB.

     7.15 Application to Regulatory Authorities. HHC shall prepare, as promptly as practicable, all regulatory applications and filings which are required to be made with respect to the Mergers and provide copies thereof to ASB and its counsel.

     7.16  Indemnification of Directors and Officers of ASB and Bank.

           a. From and after the Effective Date of the Company Merger, HHC agrees to indemnify and hold harmless each person who is an officer or director of ASB or Bank on the day of this agreement or hereafter from and against all losses, claims, damages, liabilities and judgments (and related expenses including, but not limited to, attorney's fees and amounts paid in investigating or defending any action in respect thereof or in settlement of any such action) based upon or arising from his capacity as an officer or director of ASB or Bank, as the case may be, to the same extent he would have been indemnified under the Articles of Incorporation and Bylaws of HHC as such documents were in effect on the date of this Agreement as if he were an officer or director of HHC at all relevant times. Any indemnification to which subparagraph (c) of Section 7.14 applies shall be paid pursuant thereto and shall not be payable under this Section 7.16.
     The persons entitled to indemnification hereunder and their respective heirs, executors, estates and assigns are hereinafter referred to as "Indemnified Persons."

           b. The rights granted to the Indemnified Persons hereby shall be contractual rights inuring to the benefit of all Indemnified Persons and shall survive the Mergers, and any merger, consolidation or reorganization of HHC.

           c. An Indemnified Person shall give HHC prompt notice of any matter as to which indemnification is provided, shall employ counsel that is reasonably acceptable to HHC (and no more than one counsel for all Indemnified Persons shall be employed in any one matter or series of related matters except to the extent that actual conflicts of interest require otherwise) and shall not settle any such matter unless HHC shall first consent thereto.

           d. The total aggregate indemnification to be provided by HHC pursuant to Section 7.16 hereof will not exceed, as to all of the Indemnified Persons described herein as a group, the sum of Seven Million Five Hundred Thousand Dollars ($7,500,000).

           e. ASB shall pay the insurance premium required for an extension of the existing directors and officer's liability insurance policy of ASB and Bank, respectively, covering persons who are currently covered by such insurance for a "discovery" period of three (3) years after the Effective Date on terms generally no less favorable than those in effect on the date of this Agreement, provided the total of such premium shall not exceed $18,000.

     7.17 Continuity of Business Enterprise. It is the present intention of HHC to continue at least one significant historic business line of ASB, namely, financial services, and to use at least a significant portion of ASB's historic business assets in a business within the meaning of Treasury Regulation Section 1.368-1(d).

     7.18 Payment of Bonuses. HHC agrees to pay up to a total of $305,604.69 bonuses to the persons and in the amounts listed on Schedule 7.18 that are employed by HHC or Hancock Bank on the six-month anniversary date of the Effective Date of the Company Merger or whose employment is terminated either by the employer without "cause" or by the employee voluntarily after an "effective termination," as defined in Schedule 7.18, provided that as a condition to payment of the Bonus, such employee shall agree to a reasonable non-compete agreement to be executed at the closing of the Company Merger which would prohibit such employee from competing against HHC within the Louisiana Parishes of Evangeline, St. Landry, Rapids, Avoyelles and Allen, for a six-month period beginning upon the date of such employee's voluntary resignation.


                                   ARTICLE 8
                             CONDITIONS TO CLOSING
                             ---------------------

     The obligations of ASB, Bank, HHC and Hancock Bank under this Agreement, except as otherwise provided herein, shall be subject to the satisfaction or waiver of the following conditions on or prior to the Closing of the Company
Merger:

     8.1 Conditions to Each Party's Obligations to Effect the Company Merger. The respective obligation of each party to effect the Company Merger shall be subject to the following conditions:

          a. Stockholder Approval. The Company Merger shall have been approved by the requisite vote of the holders of the outstanding shares of ASB Common Stock at ASB's Stockholders' Meeting.

          b. Regulatory Approvals. The transactions contemplated by this Agreement, with respect to the Company Merger, shall have been approved by all governing regulatory authorities, without any condition or requirement that either HHC or ASB deem burdensome, or which otherwise would have a material adverse effect on the business, operations, properties, assets or financial condition of HHC, Hancock Bank, ASB or Bank after the Effective Date, all conditions required to be satisfied shall have been satisfied, and all waiting periods relating to such approvals shall have expired.

          c. Registration Statement. The Registration Statement shall have been declared effective and shall not be subject to a stop order or any threatened stop order, and all state securities and blue sky permits or approvals required to consummate the transactions contemplated by this Agreement shall have been received.

          d. No Restraining Action. No action or proceeding shall have been threatened or instituted before a court or other governmental body to restrain or prohibit the transactions contemplated by the Merger Agreements or this Agreement or to obtain damages or other relief in connection with the execution of such agreements or the consummation of the transactions contemplated hereby or thereby other than as described on the schedules hereto; and no governmental agency shall have given notice to any party hereto to the effect that consummation of the transactions contemplated by the Merger Agreements or this Agreement would constitute a violation of any law or that it intends to commence proceedings to restrain consummation of the Mergers.

     8.2 Conditions to Obligations of ASB to Effect the Company Merger. The obligations of ASB to effect the Company Merger shall be subject to the following additional conditions:

          a. Representations and Warranties. The representations and warranties of HHC set forth in this Agreement shall be true and correct in all material respects (except to the extent such representation or warranty is qualified by materiality in which case such representation or warranty shall be true and correct) as of the date of this Agreement and as of the Closing as though made at and as of the Closing, except as otherwise contemplated by this Agreement or consented to in writing by ASB.

          b. Performance of Obligations. HHC and Hancock Bank shall have performed in all material respects all obligations and complied with all covenants required by it under this Agreement prior to the Closing and HHC shall deliver at Closing appropriate certificates setting forth such.

          c. No Material Adverse Change. There shall not have occurred any material adverse change from the date of this Agreement to the Closing Date in the financial condition, results of operations or business of HHC and its subsidiaries taken as a whole.

          d. Legal Opinion. An opinion of Watkins Ludlam Winter & Stennis, P.A., special counsel to HHC, shall be delivered to ASB dated the Closing Date and in form and substance reasonably satisfactory to ASB and its counsel to the effect that:

               i. HHC is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Mississippi, and has corporate authority to own and operate its businesses and properties and to carry on its business as presently conducted by it;

               ii. Hancock Bank is a Louisiana banking corporation, duly organized and validly existing and in good standing under the laws of the State of Louisiana, and has corporate authority to own and operate its businesses and properties and to carry on its business as presently conducted by it;

               iii HHC had and has corporate authority to make, execute and deliver this Agreement, it has been duly authorized and approved by all necessary corporate action of HHC and has been duly executed and delivered and is as of the Closing Date its valid and binding obligation subject, however, to bankruptcy, insolvency and similar laws affecting the enforcement of creditors' rights generally and to the availability of equitable remedies in general;

               iv. All required regulatory approvals have been obtained with respect to the Company Merger;

               v. To such counsel's knowledge after inquiry, there is no litigation or proceeding pending or threatened against HHC relating to the participation in or consummation of this Agreement by HHC and consummation will not violate any other contract, agreement, charter or bylaw of HHC; and

               vi. All shares of HHC Common Stock to be issued pursuant to the Mergers have been duly authorized and, when issued pursuant to the Merger Agreements, will be validly and legally issued, fully paid and non-assessable and will be, at the time of their delivery, free and clear of all liens, charges, security interests, mortgages, pledges and other encumbrances and any preemptive or similar rights.

          e. Tax Opinion. ASB shall have received from Watkins Ludlam Winter & Stennis, P.A. an opinion of counsel, dated the Closing Date, as to certain federal income tax aspects of the Company Merger, including an opinion that such merger will constitute a tax free reorganization and shareholders of American who receive Hancock Common Stock and cash in the merger will not recognize gain with respect to the Hancock Common Stock.

          f. Fairness Opinion. ASB and Bank shall have received a letter from Brown, Burke Capital Partners, Inc., or another financial advisor selected by ASB, dated within five (5) business days of the date of the mailing of the Proxy Statement to its shareholders to the effect that the terms of the Mergers are fair to its shareholders from a financial point of view.

          g. Transaction Value. The total value of the HHC Common Stock to be issued pursuant to the Company Merger shall be not less than 51% of the total value of all consideration issued or deliverable by HHC pursuant to this Agreement, all as determined under applicable provisions of the Internal Revenue Code and regulations.

     8.3 Conditions to Obligations of HHC to Effect the Company Merger. The obligations of HHC to effect the Company Merger shall be subject to the following additional conditions:

          a. Representations and Warranties. The representations and warranties of ASB and Bank set forth in this Agreement shall be true and correct in all material respects (except to the extent such representation or warranty is qualified by materiality in which case such representation or warranty shall be true and correct) as of the date of this Agreement and as of the Closing as though made at and as of the Closing, except as otherwise contemplated by this Agreement or consented to in writing by HHC, and except that no inaccuracy shall give rise to a termination right unless it and all the other inaccuracies together result in a material and adverse change in ASB.

          b. Performance of Obligations. ASB and Bank shall have performed in all material respects all obligations and complied with all covenants required by it under this Agreement prior to the Closing and ASB shall deliver at Closing appropriate certificates setting forth such.

          c. No Material Adverse Change. There shall not have occurred any material adverse change from the date of this Agreement to the Closing Date in the financial condition, results of operations or business of ASB and its subsidiaries taken as a whole, excluding the consequences of terminations of the LYNK relationship and other items as contemplated by this Agreement and its Schedules hereto.

          d. Termination of Employment Contract. Immediately prior to the Effective Date of the Company Merger, ASB and Bank shall have terminated any and all employment contracts listed at Schedule 5.1.p. with no further obligation whatsoever owed by any of the Parties hereto.

          e. Affiliate Agreement. An Affiliate Agreement substantially in the form specified on Exhibit C hereto (as contemplated by Section 5.9 hereof) shall have been executed by each person who serves as an executive officer or director of ASB or Bank or who beneficially owns 10% or more of the ASB Common Stock outstanding; and HHC shall have received from each such person a written confirmation dated not earlier than five business days prior to the Closing Date to the effect that each representation made in such person's Affiliate Agreement is true and correct as of the date of such confirmation and that such person has complied with all of his or her covenants therein through the date of such confirmation.

          f. Legal Opinion. An Opinion of Daryll Hebert, counsel to ASB, shall be delivered to HHC dated the Closing Date, and in form and substance reasonably satisfactory to HHC to the effect that:

               i. ASB is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Louisiana, and has corporate authority to own and operate its businesses and properties and to carry on its business as presently conducted by it;

               ii. Bank is a Louisiana banking corporation, duly organized and validly existing and in good standing under the laws of the State of Louisiana, and has corporate authority to own and operate its businesses and properties and to carry on its business as presently conducted by it;

               iii. ASB and Bank had and have corporate authority to make, execute and deliver this Agreement, it has been duly authorized and approved by all necessary corporate action of ASB and Bank and has been duly executed and delivered and is as of the Closing Date its valid and binding obligation subject, however, to bankruptcy, insolvency and similar laws affecting the enforcement of creditors' rights generally and to the availability of equitable remedies in general;

               iv. To such counsel's knowledge after inquiry, there is no litigation or proceeding pending or threatened against ASB or Bank relating to the participation in or consummation of this Agreement by ASB or Bank other than as may be disclosed in a schedule to this Agreement and consummation will not violate any other contract, agreement, charter or bylaw of ASB or Bank; and

               v. ASB and Bank have complied with all laws and regulations relating to dissenters' rights and all stock in ASB and Bank will be acquired by HHC pursuant to the terms of this Agreement and that the title and/or ownership interest in the shares of ASB and Bank stock are as represented in ASB's and Bank's certificate at Closing and that no known dispute exists as to the title and/or ownership of any such shares.


                                   ARTICLE 9
                                    CLOSING
                                    -------

     9.1 Closing. The Closing shall be held at the offices of Hancock Bank or such other place as HHC and ASB shall mutually designate.

     9.2 Deliveries at Closing. At the Closing, all documents and instruments shall be duly and validly executed and delivered by all the Parties hereto, and possession of all liabilities and assets shall be transferred and delivered accordingly.

     9.3 Documents. The Parties shall execute any and all documents reasonably requested by them or their legal counsel for the purpose of effecting the transaction contemplated, including but not limited to the following:

          a. endorsement, negotiation, and/or assignment of all original notes and Security Agreements relating to all loans;

          b.  warranty deeds for the real property;

          c.  commitments for owners title insurance for the real property;

          d. such other endorsements, assignments or other conveyances as may be appropriate or necessary to effect the transfer to HHC of the assets, duties, responsibilities and obligations as referred to herein; and

          e. listing of dissenting stockholders, if any, including name, address, and number of shares owned.


                                  ARTICLE 10
                              EMPLOYMENT MATTERS
                              ------------------

     10.1 Employees. Neither HHC nor Hancock Bank shall be obligated to retain in any capacity any of ASB's or Bank's officers, directors, or employees or to pay any stipulated compensation to any employees, other than as contemplated by
Section 7.18. HHC will make reasonable efforts to maintain compensation levels for any retained personnel commensurate with the employees' experience and qualifications, and in accordance with HHC and Hancock Bank's salary administration program. With regard to any retained employee, HHC and Hancock Bank shall be free of any obligation to honor any past agreement of ASB or Bank to such person.

     ASB's and Bank's group health and life benefit plan as it relates to employees, HHC shall have the option of either: (1) continuing such plan on and after the Effective Date of the Mergers; or (2) discontinuing such plan upon the Effective Date and thereafter, all retained employees will be eligible to participate in Hancock Bank's group health and life benefit plan based on the provisions in the plan. The ninety (90) day employment period will be waived for eligible retained employees in accordance with Hancock Bank's plan. Hancock Bank will waive pre-existing medical conditions for health insurance purposes as to all retained personnel.

     10.2 Retirement Plan. ASB and Bank currently maintain the American Security Bank of Ville Platte Employee Stock Ownership Plan (the "ESOP") and 401(k) Plan which will remain operative and in effect through the Effective Date of the Company Merger (the

"Plans"). The Plans will be terminated as of the Effective Date of the Company Merger and distributed to vested employees of ASB and Bank in accordance with the terms of the Plans after the normal and customary contributions have been made consistent with past practices. The trustees for the Plans will be responsible for the termination, allocation and distribution of plan assets and related notices and other reporting responsibilities to the IRS, Department of Labor and other government agencies. All such termination costs will be paid from the Plans' assets, if permitted by law. For purposes of Section 3.2b of this Agreement, the trustee of the ESOP is the shareholder of record of the ASB Common Stock held by the ESOP.

     Upon the Effective Date of the Company Merger, all retained employees will be eligible to enter the Hancock Bank Profit Sharing Plan, Hancock Bank 401-K Plan, and Hancock Bank Pension Plan based on the provisions set forth in the respective plans. All retained employees will be granted full credit for all prior service for vesting, eligibility and benefit purposes for the Hancock Bank Profit Sharing Plan, for eligibility purposes for the Hancock Bank 401-K Plan, and for vesting and eligibility purposes for the Hancock Bank Pension Plan.

     10.3 Other Benefit Plans. Other ASB and Bank benefit plans will continue through the Effective Date of the Company Merger. Thereafter, all retained employees will be eligible to participate in all Hancock Bank employment benefit plans not set forth in Sections 10.1 and 10.2 hereof, based on the provisions set forth in the plans with full credit for all prior service.

     10.4 Notices. ASB shall be (and shall cause Bank to be) responsible for notifying its employees of the terms of this Agreement as it affects and/or relates to them and for complying with any applicable laws regarding such notices.


                                  ARTICLE 11
                                   REMEDIES
                                   --------

     For purposes of this Agreement, any reference to HHC in this Article 11 shall be deemed to include HHC and Hancock Bank and any reference to ASB in this
Article 11 shall be deemed to include ASB and Bank.

     11.1 Parties' Joint Remedies. In the event regulatory authorities impose requirements which do not materially alter this Agreement and which are not otherwise burdensome or objectionable to the Parties, then the Parties agree to amend this Agreement to conform to such regulatory requirements, and specific performance shall be available as a remedy for this purpose.

     11.2 ASB's Remedies. In the event HHC breaches this Agreement, then ASB shall give HHC notice of the breach, and HHC shall have a reasonable amount of time to cure the breach, and HHC shall be liable for such economic damages that are the direct result of any uncured breach, but HHC shall not be liable for consequential or punitive damages. If HHC breaches a warranty, representation, covenant or agreement that does not materially affect the entire transaction, then the amount of the damages shall be mutually agreed upon by the Parties, and if they cannot agree as to the damage, then by an arbitrator mutually agreeable to them, and the damage determined shall be conclusively binding on both Parties and shall be treated as an adjustment to the Conversion Amount.

     11.3 HHC's Remedies. In the event ASB breaches this Agreement, then HHC shall give ASB notice of the breach, and ASB shall have a reasonable amount of time to cure the breach, and ASB shall be liable for such economic damages that are the direct result of any uncured breach, but ASB shall not be liable for consequential or punitive damages. If ASB breaches a warranty, representation, covenant or agreement that does not materially affect the entire transaction, then the amount of the damages shall be mutually agreed upon by the Parties, and if they cannot agree as to the damage, then by an arbitrator mutually agreeable to them, and the damage determined shall be conclusively binding on both Parties and shall be treated as an adjustment to the ASB Exchange Ratio.

     11.4 Attorney Fees. Each Party shall bear its own attorney fees except attorney fees may be awarded by the presiding judge if the trier of fact finds that the other Party has committed fraud against the other Party.


                                  ARTICLE 12
                                  TERMINATION
                                  -----------

     12.1 Termination. This Agreement may be terminated, either before or after approval by the stockholders of ASB and Bank as follows:

           a. Mutual Consent. At any time on or prior to the Effective Date of the Company Merger, by the mutual consent in writing of a majority of the members of each of the Board of Directors of the Parties hereto;

           b. Expiration of Time. By the Board of Directors of HHC in writing or by the Board of Directors of ASB in writing, if the Company Merger shall have not become effective on or before March 31, 1999, unless the absence of such occurrence shall be due to the failure of the Party seeking to terminate this Agreement to perform each of its obligations under this Agreement required to be performed by it on or prior to the Effective Date of the Company Merger;

           c. Breach of Representation, Warranty or Covenant. By either Party hereto, in the event of a breach by the other Party (a) of any covenant or agreement contained herein or (b) of any representation or warranty herein, if the facts constituting such breach of a covenant, agreement, representation or warranty reflect a material and adverse change in the financial condition, results of operations, business, or prospects taken as a whole, of the breaching Party, which in either case cannot be or is not cured within 60 days after written notice of such breach is given to the Party committing such breach, or results in an increase in the cost of the non-breaching Party's performance of this Agreement in excess of $200,000.

           d. Regulatory Approval. By either Party hereto, at any time after the FRB, FDIC, or OFI has denied any application for any approval or clearance required to be obtained as a condition to the consummation of the Mergers and the time-period for all appeals or requests for reconsideration thereof has run.

           e. Shareholder Approval. By either Party hereto, if the Company Merger is not approved by the required vote of shareholders of ASB.


                                  ARTICLE 13
                               APPRAISAL RIGHTS
                               ----------------

     13.1 Appraisal Rights of ASB. Notwithstanding any other provision of this Agreement to the contrary, dissenting stockholders of ASB who comply with the procedural requirements of the LCL Section 12:131 will be entitled to receive payment of the fair cash value of their shares if the Company Merger is effected upon approval by less than eighty percent of ASB's total voting power.

                                  ARTICLE 14
                                 MISCELLANEOUS
                                 -------------

     14.1 Entire Agreement. This Agreement embodies the entire understanding of the Parties in relation to the subject matter herein and supersede all prior understandings or agreements, oral or written, between the Parties hereto other than the Confidentiality Agreement heretofore executed by the Parties.

     14.2  Effect of Termination or Consummation; Survival.

           a. Upon termination of this Agreement pursuant to Article 12, the Merger Agreements shall also terminate, and this Agreement and the Merger Agreements shall be void and of no effect, and there shall be no liability by reason of this Agreement or the Merger Agreements, or the termination thereof, on the part of any party or their respective directors, officers, employees, agents or shareholders except for any liability of a party hereto arising out of (i) an intentional breach of any representation, warranty or covenant in this Agreement prior to the date of termination, except if such breach was required by law or by any bank or bank holding company regulatory authority or (ii) a breach of the covenant in Section 7.14(c).

           b. None of the representations and warranties in this Agreement or in any instrument delivered pursuant hereto shall survive the Effective Time. Each party hereby agrees that its sole right and remedy with respect to any breach of a representation or warranty or covenant by the other party prior to the Closing Date shall be not to close the transactions described herein if such breach results in the nonsatisfaction of a condition set forth in Article 8 hereof; provided, however, that the foregoing shall not be deemed to be a waiver of any claim for an intentional breach of a representation, warranty or covenant or for fraud except if such breach is required by law or by any bank or bank holding company regulatory authority. Each covenant of the Parties to be performed after the Effective Time shall survive the Effective Time and may be enforced by the person or persons in whose favor it runs.

     14.3 Headings. The headings and subheadings in this Agreement, except the terms identified for definition in Article 1 and elsewhere in this Agreement, are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or any provision hereof.

     14.4 Duplicate Originals. This Agreement may be executed in any number of duplicate originals, any one of which when fully executed by all Parties shall be deemed to be an original without having to account for the other originals.

     14.5 Governing Law. This Agreement and the rights and obligations hereunder shall be governed and construed by the laws of the State of Louisiana.

     14.6 Successors: No Third Party Beneficiaries. All terms and conditions of this Agreement shall be binding on the successors and assigns of ASB and HHC. Except as otherwise specifically provided in this Agreement, including Section
14.2 nothing expressed or referred to in this Agreement is intended or shall be construed to give any person other than ASB and HHC any legal or equitable right, remedy or claim under or in respect of this Agreement or any provisions contained herein, it being the intention of the Parties hereto that this Agreement, the obligations and statements of responsibilities hereunder, and all other conditions and provisions hereof are for the sole and exclusive benefit of ASB and HHC and for the benefit of no other person.

     14.7 Modification; Assignment. No amendment or other modification of any part of this Agreement shall be effective except pursuant to a written agreement subscribed by the duly authorized representatives of all of the Parties hereto. This Agreement may not be assigned without the express written consent of both Parties.

     14.8 Notice. Any notice, request, demand, consent, approval or other communication to any Party hereof shall be effective when received and shall be given in writing, and delivered in person against receipt thereof, or sent by certified mail, postage prepaid or courier service at its address set forth below or at such other address as it shall hereafter furnish in writing to the others. All such notices and other communications shall be deemed given on the date received by the addressee or its agent.

                                      ASB
                                      ---
               ASB
               126 E. Main Street
               Ville Platte, Louisiana 70586-0280
               Attn: John Fusilier, CEO
               Fax Number: 318-363-1298

               Copy to:  Anthony J. Correro, III, Esq.
                         Correro Fishman Haygood Phelps Weiss
                           Walmsley & Casteix
                         201 St. Charles Avenue, 46th Floor
                         New Orleans, Louisiana 70170-4700
                         Fax Number: 504-586-5250

                                      HHC
                                      ---
               Hancock Holding Company
               Post Office Box 4019
               Gulfport, MS 39502
               Attn: Mr. Carl J. Chaney, Chief Financial Officer

               Copy to:  Watkins Ludlam Winter & Stennis, P.A.
                         P. O. Box 427
                         Jackson, MS 39205-0427
                         or
                         633 North State Street
                         Jackson, Mississippi 39202
                         Fax Number: (601) 949-4804

     14.9 Waiver. ASB and HHC may waive their respective rights, powers or privileges under this Agreement; provided that such waiver shall be in writing; and further provided that no failure or delay on the part of ASB or HHC to exercise any right, power or privilege under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right, power or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power or privilege by ASB or HHC under the terms of this Agreement, nor will any such waiver operate or be construed as a future waiver of such right, power or privilege under this Agreement.

     14.10 Costs, Fees and Expenses. Each Party hereto agrees to pay all costs, fees and expenses which it has incurred in connection with or incidental to the matters contained in this Agreement, including without limitation any fees and disbursements to its accountants, financial advisors and counsel. HHC will be responsible for preparing the applications, regulatory filings and registration statement necessary to obtain approval of the Mergers and the issuance of the HHC common stock. ASB will be responsible for the cost of its (and Bank's) accountants and legal counsel and will bear all costs related to conducting its stockholders' meetings and obtaining stockholders' approval of the Mergers.

     14.11 Press Releases. ASB and HHC shall consult with each other as to the form and substance of any press release related to this Agreement or the transactions contemplated hereby, and shall consult each other as to the form and substance of other public disclosures related thereto, provided, however, that nothing contained herein shall prohibit HHC, following notification to ASB, from making any disclosures which its counsel deems necessary to conform with requirements of law or the rules of the National Association of Securities Dealers Automated Quotation System.

     14.12 Severability. If any provision of this Agreement is invalid or unenforceable then, to the extent possible, all of the remaining provisions of this Agreement shall remain in full force and effect and shall be binding upon the Parties hereto.

     14.13 Mutual Covenant of Best Efforts and Good Faith. The Parties mutually covenant and agree with each other that they will use their best efforts to consummate the transactions herein contemplated and that they will act and deal with each other in good faith as to this Agreement and all matters arising from or related to it.

     IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

                             [Signatures omitted]

                                   EXHIBIT A

                           COMPANY MERGER AGREEMENT
                           ------------------------

     This Company Merger Agreement is made and entered into as of the 15th day of October, 1998, between Hancock Holding Company, Gulfport, Mississippi, a Mississippi corporation ("HHC") and American Security Bancshares, Inc., Ville Platte, a Louisiana corporation ("ASB") (the "Company Merger Agreement").

                             W I T N E S S E T H:

     WHEREAS, HHC and ASB (collectively, the "Constituent Corporations") and their respective Boards of Directors deem it advisable that ASB be merged into HHC (the "Company Merger") pursuant to the provisions of the Louisiana Business Corporation Law and upon the terms and conditions hereinafter set forth and in the Plan (as hereinafter defined); and

     WHEREAS, the Constituent Corporations have entered into an Agreement and Plan of Merger dated as of the date hereof (the "Plan") (the defined terms in which are used herein as defined therein) setting forth certain representations, warranties, covenants and conditions relating to the Company Merger;

     NOW THEREFORE, the Constituent Corporations hereby make, adopt and approve this Company Merger Agreement and prescribe the terms and conditions of the Company Merger and the mode of carrying the Company Merger into effect as follows:

                                  ARTICLE ONE

                              The Company Merger
                              ------------------

     Upon the terms and subject to the conditions hereinafter set forth, on the Effective Date (as defined in Article Two hereof) ASB shall be merged into HHC and the separate existence of ASB shall cease.

                                  ARTICLE TWO

                            Effective Date and Time
                            -----------------------

     The Company Merger shall be effective as of the date and time when this Company Merger Agreement, having been certified, signed and acknowledged in the manner required by law, is filed in the office of the Secretary of State of Louisiana (such time and date being herein referred to as the "Effective Time" and the "Effective Date," respectively).

                                 ARTICLE THREE

                     Conversion and Cancellation of Shares
                     -------------------------------------

          a. On the Effective Date of the Company Merger, each share of the Common Stock, $3.33 par value, of HHC ("HHC Common Stock") issued and outstanding immediately prior to the Effective Date shall remain outstanding and shall represent one share of Common Stock, $3.33 par value, of HHC.

          b. Except for shares of ASB Common Stock as to which dissenter's rights have been perfected and not withdrawn or otherwise forfeited under
     Section 131 of the LBCL and subject to the provisions of Section 3.2d relating to fractional shares on the Effective Date of the Company Merger, each share of ASB Common Stock outstanding immediately following the Company Merger shall be converted into (i) 13.8651 shares of HHC Common Stock and (ii) the right to receive $285.22 in cash (the "Cash Payment"); provided, however, that any holder of 25 or fewer shares of ASB Common Stock ("De Minimus Holdings") shall be entitled to receive a cash payment of $950.75 per ASB share (the "De Minimus Holdings Cash Payment").


                                 ARTICLE FOUR

                           Effects of Company Merger
                           -------------------------

     The Company Merger shall have the effects set forth in Section 12:115 of the Louisiana Business Corporation Law.


                                 ARTICLE FIVE

                      Filing of Company Merger Agreement
                      ----------------------------------

     If this Company Merger Agreement is approved by the shareholders of ASB, then the fact of such approval shall be certified hereon by the Secretary or Assistant Secretary of ASB, and this Company Merger Agreement, as approved and certified, shall be signed and acknowledged by the President or Vice President of each of the Constituent Corporations. Thereafter, a multiple original of this Company Merger Agreement, so certified, signed and acknowledged, shall be delivered to the Secretary of State of Louisiana for filing and recordation in the manner required by law; and thereafter, as soon as practicable (but not later than the time required by law), a copy of the Certificate of Merger issued by the Secretary of State of Louisiana shall be filed for record in the office of the recorder of mortgages for the parishes of Evangeline and East Baton Rouge and shall also be recorded in the conveyance records for the parishes of Evangeline and East Baton Rouge and any other parish in which any of the Constituent Corporations owns real property on the Effective Date of the Company Merger.

                                  ARTICLE SIX

                                 Miscellaneous

     The obligations of the Constituent Corporations to effect the Company Merger shall be subject to all of the terms and conditions of the Plan. At any time prior to the Effective Date, this Company Merger Agreement may be terminated (a) by the mutual agreement of the Boards of Directors of the Constituent Corporations or (b) pursuant to the terms and provisions of the Plan.

     IN WITNESS WHEREOF, this Company Merger Agreement is signed by a majority of the Directors of each of the Constituent Corporations as of the day first above written.

                             [Signatures omitted]

                                   EXHIBIT B

                             BANK MERGER AGREEMENT
                             ---------------------

     This Bank Merger Agreement is made and entered into as of the 15th day of October, 1998, between Hancock Bank of Louisiana, Baton Rouge, Louisiana, a Louisiana banking corporation ("Hancock Bank") and American Security Bank, Ville Platte, Louisiana, a Louisiana banking corporation ("Bank") (the "Bank Merger Agreement").

                                  WITNESSETH:

     WHEREAS, Hancock Bank and Bank (collectively, the "Constituent Banks") and their respective Boards of Directors deem it advisable that Bank be merged into Hancock Bank (the "Bank Merger") pursuant to the provisions of the Louisiana Banking Laws and upon the terms and conditions hereinafter set forth and in the Plan (as hereinafter defined); and;

     WHEREAS, the Constituent Corporations have entered into an Agreement and Plan of Reorganization dated as of the date hereof (the "Plan") (the defined terms in which are used herein as defined therein) setting forth certain representations, warranties, covenants and conditions relating to the Bank Merger;

     NOW THEREFORE, the Constituent Banks hereby make, adopt and approve this Merger Agreement and prescribe the terms and conditions of the Bank Merger and the mode of carrying the Bank Merger into effect as follows:

                                  ARTICLE ONE

                                The Bank Merger
                                ---------------

     Upon the terms and subject to the conditions hereinafter set forth, on the Effective Date (as defined in Article Two hereof) Bank shall be merged into Hancock Bank and the separate existence of Bank shall cease.

                                  ARTICLE TWO

                            Effective Date and Time
                            -----------------------

     The Bank Merger shall be effective no earlier than the latter of: (a) the date and time specified or permitted by the Louisiana Office of Financial Institutions ("OFI") in a Certificate of Merger or other written record issued by the OFI; or (b) fifteen (15) days after the time specified in the certificate to be issued by the Federal Deposit Insurance Corporation under its seal approving the Bank Merger, such date to be determined by resolution of the Board of Directors of Hancock Bank (such time and date being herein referred to as the "Effective Time" and the "Effective Date," respectively).

                                 ARTICLE THREE

                     Conversion and Cancellation of Shares
                     -------------------------------------

     Except for shares as to which dissenters' rights have been perfected and not withdrawn or otherwise forfeited under Section 6:376 of the Louisiana Banking Laws, on the Effective Date each issued and outstanding share of Bank Common Stock, par value $10.00, shall be canceled.

                                 ARTICLE FOUR

                            Effects of Bank Merger
                            ----------------------

     The Bank Merger shall have the effects set forth in Section 6:355 of the Louisiana Banking Laws. Upon the Effective Date, each branch office maintained by Bank as a branch office immediately before the Bank Merger becomes effective, shall become a branch office of Hancock Bank.

                                 ARTICLE FIVE

                          Filing of Merger Agreement
                          --------------------------

     If this Merger Agreement is approved by the shareholders of Bank and Hancock Bank, then the fact of such approval shall be certified hereon by the Secretary or Assistant Secretary of the Constituent Banks, and this Merger Agreement, as approved and certified, shall be signed and acknowledged by the President or Vice President of each of the Constituent Banks. Thereafter, a multiple original of this Merger Agreement, so certified, signed and acknowledged, shall be delivered to the OFI for filing and recordation in the manner required by law; and thereafter, as soon as practicable (but not later than the time required by law), a copy of the Certificate of Merger issued by the OFI shall be filed for record in the office of the recorder of mortgages for the parishes of Evangeline and East Baton Rouge and shall also be recorded in the conveyance records for the parishes of Evangeline and East Baton Rouge and any other parish in which any of the Constituent Banks owns real property on the Effective Date of the Bank Merger.

                                  ARTICLE SIX

                                 Miscellaneous
                                 -------------

     The obligations of the Constituent Banks to effect the Bank Merger shall be subject to all of the terms and conditions of the Plan. At any time prior to the Effective Date, this Bank Merger Agreement may be terminated (a) by the mutual agreement of the Boards of Directors of the Constituent Banks or (b) pursuant to the terms and provisions of the Plan.

     IN WITNESS WHEREOF, this Bank Merger Agreement is signed by a majority of the Directors of each of the Constituent Banks as of the day first above written.


                             (Signatures omitted]

                                   EXHIBIT C
                          FORM OF AFFILIATE AGREEMENT


Hancock Holding Company
One Hancock Plaza
Gulfport, Mississippi  39502

Gentlemen:

       I, the undersigned director, executive officer or significant stockholder of American Security Bancshares, Inc. ("ASB") Ville Platte, Louisiana, acknowledge and understand that, as an affiliate of ASB, Rule 145 promulgated under the Securities Act of 1933, as amended (the "Act"), restricts my ability to sell, pledge, transfer or otherwise dispose of the shares of Hancock Holding Company ("HHC") common stock to be issued to me in the Agreement and Plan of Merger ("Merger") between HHC and ASB, unless the requirements of Rule 145(d) are satisfied or the sale, transfer or disposition is otherwise in compliance with the Act.

       On the basis of the foregoing, and in consideration of the delivery to me of the HHC Common Stock into which my ASB common stock will be converted, I agree that:

       1. I will not sell, transfer, pledge, alienate, encumber or otherwise dispose of said securities in violation of the Act or rules of regulations promulgated thereunder.

       2. I have no plan or intention to sell, transfer or otherwise dispose of a number of said securities to be received in the Merger that would reduce ASB stockholders' ownership of the HHC common stock to a number of shares having a value, as of the date of the Merger, of less than 50% of the value of all of the formerly outstanding ASB common stock as of the same date.

       3. I expressly agree to the placement of a restrictive legend on any and all certificates for shares of HHC Common Stock received pursuant to the Merger will bear a restrictive legend, to the effect that the shares were received in a transaction to which Rule 145 applies, as follows:

             "The shares represented by this certificate have been issued or transferred to the registered holder as a result of a transaction to which Rule 145 under the Securities Act of 1933, as amended (the "Act"), applies. The shares represented by this certificate may not be sold, transferred, pledged or assigned, and the issuer shall not be required to give effect to any attempted sale, transfer or assignment, except in accordance with the requirements of the Act and the other conditions specified in that certain Affiliates Agreement dated as of _________________________, 1998 between the issuer and the shareholder, a copy of which Agreement will be furnished, without charge, by Hancock Holding Company to the holder of this certificate upon written request therefor."

       4. I agree to be bound by the terms of this letter until the expiration of the time period set forth in Rule 145(d)(2) or (3), whichever may apply.

                                           Sincerely,

                                           _____________________________________
                                           Title: ______________________________
Accepted and agreed to:
HANCOCK HOLDING COMPANY                              Date: _____________________
By: ______________________________
Title: ___________________________     Number of ASB Shares owned: _____________